May 2019 PROJECT BOOTS Special Committee and Board Materials Exhibit (c)(14)

Summary Transaction Terms 2 SHO Market Data 4 SHO Financial Projections 8 Summary Valuation Analysis 10 Other Analysis 16 TABLE OF CONTENTS

Based on 22.7M of Common Shares Outstanding. Based on net debt of $118.7M as of end of Q1 2019. SELECTED PROPOSED TRANSACTION TERMS Acquiror Per Share Consideration Go-Shop Period Implied Equity Value (a) Implied Enterprise Value (b) Financing Transform HoldCo LLC Base Merger Consideration of $2.25 in cash, to be increased by the pro rata net proceeds calculated on a fully-diluted basis from a sale of Outlet (if any) to a third party above the Outlet Sale Minimum Proceeds of $97.5M during the Go-Shop Period $51.1M + Net Proceeds from Outlet Sale, if applicable $169.8M + Net Proceeds from Outlet Sale, if applicable Transform to receive an Equity Commitment Letter from ESL Investments in an amount equal to the aggregate Base Merger Consideration to be paid in the merger Immediately following entry into the transaction agreement the Company will launch a broad marketing process for a sale to a third party of the Company’s Outlet Segment The Company will be permitted for 85 days (extendable to 95 days in certain circumstances) following the date of the Transaction Agreement to solicit acquisition proposals in respect of the Outlet Segment and seek to negotiate the terms of an Outlet Sale and enter into definitive transaction documentation with a third party The Company must complete any Outlet Sale with 145 days (extendable to 160 days in specified circumstances) of the date of the Transaction Agreement Transform will have an opportunity to match any third-party proposal equal to or exceeding the Outlet Sale Minimum Proceeds but less than an agreed threshold of $120M

(a) 0.8M RSUs outstanding, which will accelerate and be paid at merger closing if Outlet Sale occurs. If not, they are paid by Transform on normal schedule post-closing at Base Merger Consideration (subject to potential acceleration for RSUs vesting January 2020 for certain employees, per ongoing discussions). OFFER SUMMARY

SHO MARKET DATA

Adjusted to exclude unusual and extraordinary items. LTM figures for the period ended February 2, 2019. Source: May 2019 Management Projections. Assumes 8.0x rent methodology. Shares outstanding as May 3, 2019. Source: Company's Form 10-K for the period ended February 2, 2019. Assumes the treasury stock method with no in-the-money options outstanding. Includes exercisable options held by directors and executive officers. Source: Company's Proxy Statement dated April 19, 2018 and Bloomberg; ESL 13D filed May 14,2019. SUMMARY CAPITALIZATION AND VALUATION [ Update ]

STOCK PRICE PERFORMANCE – LAST TWELVE MONTHS STOCK PRICE PERFORMANCE – SINCE OCTOBER 12, 2012 SHO SPINOUT Source: Capital IQ as of May 30, 2019. SUMMARY HISTORICAL STOCK PRICE PERFORMANCE $2.20 $2.20 [ Update ]

RECENT KEY EVENTS Source: Capital IQ as of April 24, 2019. Key events, news and SHC activity KEY EVENTS Source: Capital IQ as of May 30, 2019. SUMMARY HISTORICAL STOCK PRICE PERFORMANCE $2.20 Median: $2.55 (12/5/2016) Overtures by ESL for SHO to participate in SHC Home Services acquisition (08/30/2018) Upbeat preliminary Q2 results (12/07/2018) Q3 results announced with SSS Q decline of (0.2%) (9/6/17) SHO Q2 Results announced (2.1%) SSS (12/01/2018) Q3 results impacted by Hurricanes SSS Q (9.1%) (3/14/17) SHC announces sale of Craftsman brand to Stanley Black & Decker (03/10/17) SHO Q4 Results announced (4.1%) SSS (6/2/17) SHO Q1 Results announced (7.3%) SSS (02/20/2018) Announcement of $40M TL (04/19/2018) Annual results, SSS decline of (12.4%) (01/17/2019) SHC announces that ESL won the bankruptcy court auction (03/29/2019) Q4 results announced with SSS Q decline of (8.5%) (10/15/2018) SHC files for Chapter 11 with the intention to sell the business as a going concern (06/08/2018) Q1 results Announcement that 90-100 stores will be closed (04/08/2019) ESL launches a bid for all SHO shares not already owned for $2.25 per share [ Update ]

SHO FINANCIAL PROJECTIONS

Source: May 2019 Management Plan. PROJECTED FINANCIAL PERFORMANCE Financial Data as of Financial Year End (1/31) [ Add 2022 ]

SUMMARY VALUATION ANALYSIS

Notes: All methodologies assume an actual net debt of $118.7M as of end of Q1 2019. Excludes valuation analysis on a liquidation of Hometown scenario. The Special Committee (as defined below) has also directed us, and we have assumed for purposes hereof, that the Company is prevented from undertaking any transaction contemplated by the Management Liquidation Plan or any other strategic or financial transaction alternative that is not in accordance with the Company’s organizational documents, including, without limitation, Section 2.10 of the Bylaws. We express no opinion with respect to the values that might have been obtained for the Company or its assets in any merger or business combination with any other party or in any other strategic or financial transaction, including, without limitation, any transaction contemplated by the Management Liquidation Plan. SUMMARY VALUATION OVERVIEW $2.25 Base Merger Consideration from Transform [ Update ] (for illustrative purposes only)

Implied valuation based on selected public companies and precedent transactions Note: LTM EBITDA reflects fiscal 2018 actuals for the period ended February 2, 2019.. Equity value based on actual net debt of $118.7M as of end of Q1 2019. COMPARABLE COMPANIES AND TRANSACTIONS [ Update ]

Source: Company filings, Capital IQ and other publicly available sources. Note: CAGRs (Compound Annual Growth Rates) and Averages are for the last three completed fiscal years for each company. All operating data has been adjusted to exclude unusual and extraordinary items. LTM EBITDA reflects fiscal 2018 actuals for the period ended February 2, 2019. (a) Source of projected EPS, EBITDA and growth rate estimates: Thomson Reuters median estimate of Wall Street analysts as of May 30, 2019. (b) Enterprise value represents equity value plus book values of total debt, preferred stock and minority interest less cash. SELECTED PUBLIC COMPANIES [ Update ]

Source: SEC filings and other publicly available data. (a) EBITDA multiple assumes 50% of corporate overhead and D&A attributed to retail segment. (b) Investor Presentation dated October 16, 2013. (c) Based on sales of $315mm for the FY ended Jan. 28, 2012 per Moody's Investors Service. PRECEDENT HARDLINES TRANSACTIONS

DISCOUNTED CASH FLOW ANALYSIS Notes: Net debt is as of end of Q1 2019. Not including the potential impact of NOLs. DISCOUNTED CASH FLOW ANALYSIS [ Update for 2022 ]

OTHER ANALYSES

Source: Factset. PREMIUMS PAID ANALYSIS SUMMARY

WEIGHTED AVERAGE COST OF CAPITAL

PJ SOLOMON

Comparable Companies

Name	LTM Interest Expense	Total Debt (a)	Implied Cost of Debt	Market Cap.	Levered Beta (b)	Debt / Equity	Unlevered Beta (c)
The Home Depot, Inc.	(992)	29,205	3.4%	214,354	1.09	13.6%	0.99
Lowe's Companies, Inc.	(626)	17,550	3.6%	75,973	1.25	23.1%	1.07
Best Buy Co., Inc.	(24)	1,395	1.7%	17,736	0.94	7.9%	0.89
Bed Bath & Beyond Inc.	(69)	1,500	4.6%	1,905	1.15	78.7%	0.72
Haverty Furniture Companies, Inc.	(1)	51	2.8%	366	0.75	13.9%	0.68
Kirkland's, Inc.	(0)	--	NM	66	0.88	--	0.88
Mean			3.2%		1.01	22.9%	0.87
Median			3.4%		1.02	13.8%	0.88
Sears Hometown and Outlet Stores, Inc.	(15)	132	8.0%	51	0.65	260.8%	0.22

WACC Calculation (Assuming Median Beta of Comps and D/E of Comps)

Assumptions	
Risk Free Rate of Return (d)	2.2%
Historical Market Risk Premium (e)	6.9%
Size Premium (e) (f)	3.4%
Marginal Tax Rate (g)	25.0%

Other Inputs	
Before Tax Cost of Debt	8.0%
After-Tax Cost of Debt	6.0%
Debt / Equity (g)	13.8%
Debt / Total Capitalization	12.1%
Levered Beta (b)	0.97
Unlevered Beta (c)	0.88

Cost of Equity Calculation	
Risk Free Rate of Return (d)	2.2%
Historical Market Risk Premium (e)	6.9%
Levered Beta (b)	0.97
Size Premium (e) (f)	3.4%
Cost of Equity	12.3%

WACC Calculation	
Cost of Equity	12.3%
Equity / Total Capitalization	87.9%
After-Tax Cost of Debt	6.0%
Debt / Total Capitalization	12.1%
WACC	11.6%

Sensitivity (Assuming Median Beta of Comps)

Debt / Total Cap.	Debt / Equity	Equity / Total Cap.	Unlevered Beta (j)	Levered Beta (b)	Size Premium (f)	Cost of Equity (i)	BT Cost of Debt	AT Cost of Debt	WACC
10%	11%	90%	0.88	0.96	3.4%	12.2%	8.0%	6.0%	11.6%
15%	18%	85%	0.88	1.00	3.4%	12.5%	8.0%	6.0%	11.5%
20%	25%	80%	0.88	1.05	3.4%	12.9%	8.0%	6.0%	11.5%
25%	33%	75%	0.88	1.10	3.4%	13.2%	8.0%	6.0%	11.4%
30%	43%	70%	0.88	1.17	3.4%	13.7%	8.0%	6.0%	11.4%
35%	54%	65%	0.88	1.24	3.4%	14.2%	8.0%	6.0%	11.3%
40%	67%	60%	0.88	1.33	3.4%	14.8%	8.0%	6.0%	11.3%

(a) Assumes book value of debt approximates market value.
(b) Source: Capital IQ 5-year adjusted weekly beta as reported on May 24, 2019.
(c) Unlevered Beta = Levered Beta / {1+(Debt/Market Equity)(1-Tax Rate)}.*
(d) 10-year Treasury Note yield as of May 30, 2019.
(e) Source: Duff & Phelps 2018 Valuation Handbook.
(f) Size premium of 3.39% for companies with market capitalizations between 2.5mm and 727.8mm
(g) Marginal tax rate based on PJ Solomon assumption.
*(h) Relevered Beta = Unlevered Beta * {1+(Debt/Equity)*(1-Tax Rate)}.*
*(i) Cost of Equity = Risk Free Rate + (Relevered Beta * Market Risk Premium) + Size Premium.*
(j) Median Unlevered Beta of Comps.

18

This presentation has been prepared by PJ Solomon Securities, LLC (together with its affiliates, “SOLOMON”), in its capacity as financial advisor to the special committee (the “Committee”) of the board of directors of Sears Hometown & Outlet Stores, Inc. (the “Company”), for the exclusive use of the Committee and the board of directors of the Company (the “Board”), each in their respective capacities as such, solely in connection with the Committee’s and Board’s consideration of the potential transaction referenced herein. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by SOLOMON. This presentation is based on materials and information available from publicly available sources or supplied (whether orally or in writing) by or at the request of the Company or its representatives. 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